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                                                                    EXHIBIT 99.2




REPORT OF INDEPENDENT ACCOUNTANTS-UNIFORM SINGLE ATTESTATION PROGRAM


To the Board of Directors of
IMC Mortgage Company and Subsidiaries


We have examined the assertion by IMC Mortgage Company and Subsidiaries' management about compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 1997 included in the accompanying management assertion. Management is responsible for IMC Mortgage Company and Subsidiaries' compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accounts and, accordingly, included examining, on a test basis, evidence about IMC Mortgage Company and Subsidiaries' compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on IMC Mortgage Company and Subsidiaries' compliance with the minimum servicing standards.

In our opinion, management's assertion that IMC Mortgage Company and Subsidiaries complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.



                                         /s/ COOPERS & LYBRAND L.L.P.



Tampa, Florida
February 20, 1998



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[IMC LETTERHEAD]


March 23, 1998


Coopers & Lybrand
101 East Kennedy Blvd. Suite 1500
Tampa, FL  33602



As of and for the year ended December 31, 1997, IMC Mortgage Company and Subsidiaries has compiled in all material respects with minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. For the period January 1 to June 30, 1997, IMC Mortgage Company and Subsidiaries had in effect a fidelity bond policy in the amount of $4,000,000. As of and for the six months ended December 31, 1997, IMC Mortgage Company and Subsidiaries had in effect a fidelity bond policy in the amount of $8,000,000. As of and for the year ended December 31, 1997, IMC Mortgage Company and Subsidiaries had in effect an errors and omissions policy in the amount of $2,000,000.




                                      /s/ Stuart D. Marvin
                                      -----------------------------------------
                                      Stuart D. Marvin, Chief Financial Officer